Exhibit 5.1

Our ref     ADN/802091-000002/72454550v1

FTAI Finance Holdco Ltd.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

8 November 2022

FTAI Finance Holdco Ltd.

We have acted as counsel as to Cayman Islands law to FTAI Finance Holdco Ltd., a Cayman Islands exempted company limited by shares (the "Company") in connection with the registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") pursuant to General Instruction K to Form S-4 and Rule 462(b) of the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "462(b) Registration Statement") relating to the proposed issue of an additional 329,104 ordinary shares of a par value of US$0.01 in the capital of the Company (the "Shares").  The 462(b) Registration Statement relates to Company's registration statement on Form S-4 (Registration No. 333-266851), as amended on 14 September 2022, 29 September 2022 and 4 September 2022, declared effective as of 11 October 2022.

The Shares are proposed to be issued in connection with a reorganisation transaction involving the merger (the "Merger") of FTAI Aviation Merger Sub LLC ("Mergerco"), with and into Fortress Transportation and Infrastructure Investors LLC, which will survive the Merger as a wholly owned subsidiary of the Company.  The Merger is subject to and contingent upon the completion of certain specified transactions (the "Prior Transactions") including: (i) the conversion of Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership ("Holdco") into a Delaware limited liability company and its subsequent merger with and into the Company, with the Company surviving the merger and being renamed "FTAI Aviation Ltd." (the "Prior Merger"), (ii) the contribution, assignment, transfer, conveyance and delivery by the Company to Mergerco of all of the issued and outstanding shares in the capital of FTAI Aviation Holdco Ltd. an exempted company under the laws of the Cayman Islands ("Newco") then held by the Company, and (iii) the amendment of the authorised share capital of the Company from US$50,000 divided into 50,000 shares of a par value of US$1.00 each to US$22,000,000 divided into 2,200,000,000 shares of a par value of US$0.01 each which comprise (A) 2,000,000,000 Ordinary Shares; and (B) 200,000,000 Preferred Shares, each having the rights and being subject to the restrictions set out in the Memorandum and Articles (as defined below) (the "Recapitalisation") and the amendment and restatement of the memorandum and articles of association of the Company by the deletion in their entirety and the substitution in their place of an amended and restated memorandum and articles of association (the "A&R Memorandum and Articles").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The certificate of incorporation with respect to the Company dated 8 December 2017 and the memorandum and articles of association of the Company as registered or adopted on 8 December 2017 (the "Current Memorandum and Articles").

1.2	The draft of Cayman Islands merger documents pursuant to which the Prior Merger will be effected (the "Merger Documents").

1.3	The draft of the A&R Memorandum and Articles.

1.4	The draft of the special resolution of the Company pursuant to which the Recapitalisation will be effected and the A&R Memorandum and Articles will be adopted (the "Special Resolution").

1.5
The written resolutions of the board of directors of the Company dated 12 August 2022 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 7 November 2022 (the "Certificate of Good Standing").

1.7	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.8	The 462(b) Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	The Prior Transactions will be completed prior to the completion of the Merger, including that:

(a)	the Prior Merger will be effected in accordance with the Merger Documents;

(b)	the Recapitalisation will be effected, and the A&R Memorandum and Articles will be adopted, pursuant to the Special Resolution.

2.3
The Merger Documents will be duly executed, dated and unconditionally delivered by all parties thereto in the same form as the draft provided to us, the Special Resolution will be duly adopted by the members of the Company, and the A&R Memorandum and Articles will be adopted in the same form as the draft provided to us.

2.4	All signatures, initials and seals are genuine.

2.5
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the 462(b) Registration Statement.

2.6
No monies paid to or for the account of any party under the 462(b) Registration Statement or any property received or disposed of by any party to the 462(b) Registration Statement in each case in connection with the 462(b) Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.7
There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.8	The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

2.9
There will, immediately prior to the Merger, be sufficient authorised but unissued shares in the capital of the Company available for the issue of the Shares pursuant to the 462(b) Registration Statement and the Shares that will be issued pursuant to the 462(b) Registration Statement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for or purchase any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2
The Shares to be issued by the Company as contemplated by the 462(b) Registration Statement have been duly authorised for issue upon the effectiveness of the A&R Memorandum and Articles, and when such Shares are issued by the Company in accordance with the A&R Memorandum and Articles and upon payment in full being made therefor as contemplated in the 462(b) Registration Statement and such Shares being entered as fully-paid on the register of members of the Company, such Shares will be validly issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3
Based solely on our review of the Special Resolutions and A&R Memorandum and Articles, upon the Recapitalisation, the authorised share capital of the Company will be US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a nominal or par value of US$0.01 each and 200,000,000 Preferred Shares of a nominal or par value of US$0.01 each.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2
Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3
In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4
We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the 462(b) Registration Statement.

We express no view as to the commercial terms of the 462(b) Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the 462(b) Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and subscribers or holders of the Shares pursuant to the 462(b) Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

FTAI Finance Holdco Ltd.
PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands

8 November 2022

To:	Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

FTAI Finance Holdco Ltd. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1	The Current Memorandum and Articles are in full force and effect and are unamended.

2
The Resolutions were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

4
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Prior Transactions or the 462(b) Registration Statement.

5	The director of the Company at the date of the Resolutions and at the date of this certificate was and is Joseph P. Adams, Jr..

6	The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

7
The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Company’s memorandum and articles of association in effect at the time) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

8	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

9
Prior to, at the time of, and immediately following the approval of the transactions that are the subject of the 462(b) Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions that are the subject of the 462(b) Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10
Each director of the Company considers the transactions contemplated by the 462(b) Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11
To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Joseph P. Adams, Jr.
Name:	Joseph P. Adams, Jr.
Title:	Director